Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-63976
                                                      Registration No. 333-67988
               Trust Preferred Income Equity Redeemable Securities (PIERS) Units
                                                           CUSIP No. 939322 84 8
             Warrants to purchase shares of Washington Mutual, Inc. Common Stock
                                                           CUSIP No. 939322 11 1
       Trust Preferred Securities issued by Washington Mutual Capital Trust 2001
                                                           CUSIP No. 93933U 40 7

PROSPECTUS SUPPLEMENT DATED NOVEMBER 19, 2002
(TO PROSPECTUS DATED SEPTEMBER 4, 2001)

                             WASHINGTON MUTUAL, INC.

               Trust Preferred Income Equity Redeemable Securities
                                  (PIERS) Units

This document supplements the prospectus dated September 4, 2001, relating to the units. Each unit consists of:

          o a preferred security issued by Washington Mutual Capital Trust 2001 (the "Trust"), having a stated liquidation amount of $50, representing an undivided beneficial interest in the assets of the Trust, which assets consist solely of subordinated debentures issued by Washington Mutual, Inc. each of which has a principal amount at maturity of $50, a stated maturity of July 1, 2041 and, at any time, an accreted value as described in the prospectus; and

          o a warrant to purchase at any time prior to the close of business on May 3, 2041, 1.2081 shares of common stock of Washington Mutual. The exercise price of each warrant on the initial date of issuance was $32.33 and will accrete on a daily basis as described in the prospectus to $50 on the expiration date.

At any time after issuance of the units, the preferred security and warrant components of each unit may be separated by the holder and transferred separately. Thereafter, a separated preferred security and warrant may be combined to form a unit.

The information in this prospectus supplements the information set forth under the heading "Selling Securityholders" in the prospectus dated September 4, 2001 and the prospectus supplement dated August 16, 2002. Merrill Lynch Pierce Fenner & Smith Inc. was listed in the prospectus supplement dated August 16, 2002, and has subsequently purchased additional units. As a result, the number of units eligible for resale pursuant to the Registration Statement by Merrill Lynch Pierce Fenner & Smith Inc. is adjusted to the number set forth opposite such company's name (without adjustment for any resales that such company has made pursuant to the Registration Statement). Golden Rule Insurance Company is added to the list of Selling Securityholders and the number of units that may be sold pursuant to the Registration Statement is as set forth opposite such company's name.

                                                  Securities Beneficially Owned      Securities that
                                                       Prior to the Offering           May be Sold
      Selling Securityholder                         Number              Type            Hereunder
___________________________________________          ______              _____        _______________
Merrill Lynch Pierce Fenner & Smith Inc.....         26,500              Units           26,500
Golden Rule Insurance Company...............          5,600              Units            5,600


--------------------------------------------

"Preferred Income Equity Redeemable Securities" and "PIERS" are service marks owned by Lehman Brothers Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.











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